Global Axcess Corp Announces
Record Net Income for Fiscal Year 2009

- Quarterly Revenue, Gross Profit, Gross Margin and Net Income Increase –

-Record Net Income for the Year of $2.8 Million Included Recognition of Deferred Tax Assets of $1.3 Million; Net Income Excluding Tax Benefit is a Record $1.5 Million -

JACKSONVILLE, Fla., March 2, 2010 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced the financial results for the fourth quarter and fiscal year ended December 31, 2009.

Financial highlights for the fourth quarter ended December 31, 2009 included:

•	Revenue	$5.4 million
•	EBITDA from continuing operations (See Reconciliation)	$1.1 million
•	Adjusted EBITDA** from continuing operations (See Reconciliation)	$1.1 million
•	Income from continuing operations*	$548,000
•	Net income	$1.7 million
•	Diluted earnings per share	$0.07

Financial highlights for the fiscal year ended December 31, 2009 included:

•	Revenue	$21.5 million
•	EBITDA from continuing operations (See Reconciliation)	$4.1 million
•	Adjusted EBITDA** from continuing operations (See Reconciliation)	$4.7 million
•	Income from continuing operations*	$1.5 million
•	Net income	$2.8 million
•	Diluted earnings per share	$0.12

*excluding recognition of deferred tax asset
**EBITDA before stock compensation expense and loss on early extinguishment of debt

Mr. George McQuain, Chief Executive Officer of the Company, stated, “This was a year of tremendous progress, as we position the Company for continued revenue and net income growth in 2010. During 2009, we increased our gross margin and operating income, and reported a new record net income for the year, demonstrating our ability to expand the Company’s profitability.  We believe our focus on higher volume locations and managing our expenses, particularly our interest expense, has positioned us for additional acceleration of net income in 2010.”

Fourth Quarter 2009 Financial Results

The Company reported revenues from continuing operations of $5.4 million for the fourth quarter  ended December 31, 2009, compared to $5.1 million for the fourth quarter ended December 31, 2008. This 4.9% increase was mainly due to increased focus on higher volume locations. Gross profit from continuing operations was $2.5 million, or 47.0% gross margin, for the fourth quarter ended December 31, 2009, compared to $2.4 million, or 46.2% gross margin, for the same period of 2008.

The recognition of deferred tax assets added $1.3 million of net income to the pre-tax operating profit of $404,481 and $1.5 million for the fourth quarter and fiscal year ended December 31, 2009, respectively. Deferred tax assets represent future potential tax deductions, which are a result of timing differences between tax laws and generally accepted accounting principles (“GAAP”). In order to recognize a deferred tax asset, GAAP requires evidence of sufficient future taxable income.  Accounting practice typically views a history of profitability of eight to 12 consecutive quarters as sufficient evidence. In addition, a loss on the extinguishment of debt of $7,569 was recognized in the fourth quarter.

Operating income from continuing operations, excluding the recognition of a deferred tax asset and the loss on the extinguishment of debt, was $548,019 for the fourth quarter ended December 31, 2009, compared to $571,102 for the same period of 2008. During the fourth quarter of 2009, the Company recorded net interest expense of $135,969, compared to net interest expense of $264,006 for the same period of 2008. The decrease was mainly due to a decrease in debt and refinancing outstanding debt at a lower interest rate. EBITDA (earnings before net interest, taxes, depreciation and amortization) for the fourth quarter of 2009 was $1.1 million, compared to $1.1 million for the fourth quarter of 2008. Adjusted EBITDA (EBITDA before stock compensation expenses and loss on early extinguishment of debt) was $1.1 million for the fourth quarter of 2009 from $1.1 million for the fourth quarter of 2008. EBITDA and adjusted EBITDA represent non-GAAP (Generally Accepted Accounting Principles) financial measures. A table reconciling these measures to the appropriate GAAP measures is included in this release.

Inclusive of the recognition of deferred tax assets, net income for the fourth quarter ended December 31, 2009 was $1.7 million, or $0.08 and $0.07 per basic and diluted share, respectively (based on 21.9 and 23.6 million basic and diluted weighted average shares outstanding, respectively), which compares to net income of $330,968, or $0.02 per share (based on 21.0 million basic and diluted weighted average shares outstanding, respectively), for the same period of 2008. The tax benefit represented $0.06 in earnings per share and, excluding the tax benefit, net income would have been $404,481.

Mr. McQuain added, “We continued to strengthen our operating metrics and increased net income for the quarter by 22%, compared to the same period of 2008, excluding the income tax benefit, on a revenue increase of 4.9%. Also key to increasing profitability was the refinancing of our debt which resulted in a 48% reduction in interest expense compared to the fourth quarter last year. As a result of our ongoing efforts to minimize expenses and focus on higher margin opportunities, we have achieved 13 continuous quarters of net income. During the fourth quarter of 2009, we continued to expand our ATM customer base, providing a larger base of predictable revenue as we move into 2010. We believe this positions us to deliver consistent profitability and allows us to move aggressively into the DVD kiosk marketplace, where revenue, gross margin and growth opportunities are substantially higher. As part of this move, we reached an agreement with self-service kiosk industry consultant Michelle Macpherson to help us define and implement our strategy to drive our national DVD kiosk expansion.”

Mr. McQuain continued, “We are firmly focused on leveraging our expertise in the self-service kiosk segment to capture market share in the emerging DVD kiosk marketplace. We have established InstaFlix, a Nationwide Ntertainment Services Inc. business line and a subsidiary of the Company, to solidify our growing presence. To date, we have deployed 24 DVD kiosk locations. We will have another 10 of our InstaFlix-branded DVD kiosk locations installed by mid-March of 2010 and expect to have another 18 kiosks delivered and installed during April and May of 2010. This schedule is consistent with our expectation of rolling out between five and 10 per month through the first half of 2010, and accelerating to 15 to 20 in the second half of the year.  Along with this deployment schedule, we will also be opportunistic and aggressive in going after larger deals in the DVD kiosk marketplace should they present themselves. Our growing presence in this marketplace is being applauded and embraced by retailers and other potential partners that are eager to participate in the rapidly expanding self-service, on-demand model, but have been frustrated by current service options. They recognize that our reputation for superior operational excellence, industry leading customer service, and up-time and on-time residual payments will help them generate additional traffic and revenues in their retail locations with a DVD self-service kiosk opportunity.”

Fiscal Year 2009 Financial Results

For the fiscal year ended December 31, 2009, total revenue was $21.5 million, a decrease of 3.0%, compared to $22.2 million for the same period of 2008. Gross profit for the fiscal year ended December 31, 2009 was $10.2 million, reflecting a gross margin of 47.4%, compared to gross profit of $9.8 million, or a gross margin of 44.3%, for the comparable 2008 period. Operating income from continuing operations for the year was $2.7 million, compared to $2.2 million for the same period of 2008. Net income for the fiscal year ended December 31, 2009 was $2.8 million, or $0.13 and $0.12 per basic and diluted share (based on 21.7 and 22.8 million basic and diluted weighted average shares outstanding, respectively), compared to net income for the same period of 2008 of $1.2 million, or $0.06 per share (based on 21.0 million basic and diluted weighted average shares outstanding). Excluding a $1.3 million income tax benefit, net income would have been $1.5 million for the fiscal year. EBITDA decreased to $4.1 million for the fiscal year ended December 31, 2009 from $4.4 million for the fiscal year ended December 31, 2008. Adjusted EBITDA increased to $4.7 million for the fiscal year ended December 31, 2009 from $4.6 million for the fiscal year ended December 31, 2008.

Mr. McQuain continued, “We increased the profitability during 2009 and positioned the Company for further acceleration of net income in 2010. During 2009, the Company generated $4.4 million in net cash by continuing operating activities, an increase of 49.2% compared to 2008. We also generated adjusted EBITDA of $4.7 million and $1.5 million of net income. We completed 2009 with more than $2 million in cash and reduced our working capital requirements for 2010 by refinancing outstanding debt at a lower interest rate, without any pre-payment penalty. As a result, we expect approximately $40,000 in 2010 interest savings due to the lower interest rate of the loan. We have significantly reduced our working capital requirements and improved our resources, positioning the Company for continued revenue growth and expanded profitability in 2010.”

Balance Sheet and Cash Flows

Net cash provided by continuing operating activities during the fiscal year ended December 31, 2009 was $4.4 million, compared to net cash provided by continuing operating activities of $3.0 million during the fiscal year ended December 31, 2008, representing a 49.2% increase. Shareholders’ equity increased 23.0% to $16.6 million from $13.5 million at December 31, 2008.

Michael J. Loiacono, Chief Financial Officer of the Company, stated, "We continued to expand our profitability and significantly increased our cash flow from continuing operations for 2009. As a result of our profitability, we believed the timing was right to recognize deferred tax assets, which is reflected in our fourth quarter and fiscal year results. As we completed our analysis of deferred tax assets in connection with filing of the Company’s Form 10-K for 2009, we realized we met the standards for recognition of these assets in the fourth quarter of 2009. GAAP requires evidence of sufficient future profitability, taxable income, to realize the benefit of the deferred tax asset.  We delayed recognition of this tax benefit for as long as was appropriate.”

Outlook:

“Assuming similar transaction levels in 2010 compared to 2009, and based on what we believe to be is a stable base of predictable revenue, we are targeting 5% to 10% organic growth from our ATM business,” Mr. McQuain concluded. “Our DVD kiosk business will provide upside to this guidance, and we expect this new and emerging segment to add 5% to 10% in incremental revenue for calendar 2010. As we continue to carefully manage our expenses and focus on higher volume locations and higher margin opportunities, we anticipate accelerating our profitability in 2010 compared to 2009.”

Conference Call Information

Anyone interested in participating should call 888-215-6899 and enter pass code 7617144 if calling within the United States, or 913-312-0945 and pass code 7617144 if calling internationally, approximately 5 to 10 minutes prior to 10 a.m. today. There will be a playback available until March 11, 2010. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 7617144 for the replay. A transcription of the call can be accessed at the Company's website at http://www.GlobalAxcess.biz.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,500 ATMs and other self-service kiosks in its national network spanning 43 states. Â For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contacts:
  Sharon Jackson: 904-395-1149
  IR@GAXC.biz

  Hayden IR:
  Brett Maas or Jeff Stanlis: (646) 536-7331
  Brett@haydenir.com / Jeff@haydenir.com

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

- tables follow -

 GLOBAL AXCESS CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$2,007,860	$1,560,910
Automated teller machine vault cash	250,000	-
Accounts receivable, net of allowance of $12,616 in 2009 and $9,799 in 2008	845,000	848,373
Inventory, net of allowance for obsolescence of $94,572 in 2009 and $54,033 in 2008	308,031	276,731
Deferred tax asset - current	868,848	615,332
Prepaid expenses and other current assets	132,100	164,968
Total current assets	4,411,839	3,466,314

Fixed assets, net	5,299,661	4,723,138

Other assets
Merchant contracts, net	10,665,613	11,331,126
Intangible assets, net	4,095,911	4,118,426
Deferred tax asset - non-current	813,618	-
Restricted cash	800,000	-
Other assets	30,307	9,232

Total assets	$26,116,949	$23,648,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,983,583	$2,527,396
Automated teller machine vault cash payable	250,000	-
Notes payable - related parties - current portion, net	26,722	24,010
Notes payable - current portion	19,803	-
Senior lenders' notes payable - current portion, net	1,828,572	606,705
Capital lease obligations - current portion	667,233	779,990
Total current liabilities	5,775,913	3,938,101

Long-term liabilities
Notes payable - related parties - long-term portion, net	72,690	1,304,595
Notes payable - long-term portion	73,120	-
Senior lenders' notes payable - long-term portion, net	3,300,000	4,240,086
Capital lease obligations - long-term portion	329,314	425,582
Deferred tax liability- long-term portion	-	275,532
Total liabilities	9,551,037	10,183,896

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 45,000,000 shares authorized,
21,931,786 and 21,021,786 shares issued and 21,883,924 and 20,973,924 shares
outstanding at 12/31/09 and 12/31/08, respectively	21,932	21,022
Additional paid-in capital	22,900,880	22,613,424
Accumulated deficit	(6,344,934)	(9,158,140)
Treasury stock; 47,862 shares of common stock at cost	(11,966)	(11,966)
Total stockholders' equity	16,565,912	13,464,340
Total liabilities and stockholders' equity	$26,116,949	$23,648,236

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Years Ended December 31,
	2009	2008

Revenues	$21,494,867	$22,171,072

Cost of revenues	11,316,919	12,347,991
Gross profit	10,177,948	9,823,081

Operating expenses
Depreciation expense	1,178,927	1,411,360
Amortization of intangible merchant contracts	786,173	770,270
Selling, general and administrative	5,437,624	5,288,959
Stock compensation expense	120,188	159,840
Total operating expenses	7,522,912	7,630,429
Operating income from continuing operations
before items shown below	2,655,036	2,192,652

Interest expense, net	(645,758)	(1,046,287)
Gain (loss) on sale or disposal of assets	-	23,872
Loss on early extinguishment of debt	(474,960)	-
Income from continuing operations before income tax benefit	1,534,318	1,170,237
Income tax benefit	1,278,888	-
Income from continuing operations	$2,813,206	$1,170,237
Net Income	$2,813,206	$1,170,237

Income per common share - basic:
Income from continuing operations	$0.13	$0.06
Income from discontinued operations	$-	$-
Net Income per common share	$0.13	$0.06

Income per common share - diluted:
Income from continuing operations	$0.12	$0.06
Income from discontinued operations	$-	$-
Net Income per common share	$0.12	$0.06

Weighted average common shares outstanding:
Basic	21,654,554	20,973,924
Diluted	22,845,241	20,973,924

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	December 31, 2009	December 31, 2008

Revenues	$5,396,168	$5,144,607

Cost of revenues	2,859,397	2,769,439
Gross profit	2,536,771	2,375,168

Operating expenses
Depreciation expense	315,721	303,042
Amortization of intangible merchant contracts	195,699	192,768
Selling, general and administrative	1,443,208	1,300,981
Stock compensation expense	34,124	7,276
Total operating expenses	1,988,752	1,804,067
Operating income from continuing operations
before items shown below	548,019	571,101

Interest expense, net	(135,969)	(264,006)
Gain on sale or disposal of assets	-	23,872
Loss on early extinguishment of debt	(7,569)	-
Income from continuing operations before provision for income taxes	404,481	330,967
Income tax benefit	1,278,888	-
Net Income	$1,683,369	$330,967

Income per common share - basic:
Net Income per common share	$0.08	$0.02

Income per common share - diluted:
Net Income per common share	$0.07	$0.02

Weighted average common shares outstanding:
Basic	21,883,924	20,973,924
Diluted	23,606,552	20,973,924

 GLOBAL AXCESS CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended December 31,
	2009	2008

Cash flows from operating activities:
Income from continuing operations	$2,813,206	$1,170,237
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Stock based compensation	120,188	159,840
Stock options issued to consultants in lieu of cash compensation	23,999	-
Loss on early extinguishment of debt	474,960	-
Depreciation expense	1,178,927	1,411,360
Amortization of intangible merchant contracts	786,173	770,270
Amortization of capitalized loan fees	26,756	46,431
Allowance for doubtful accounts	2,883	(14,201)
Allowance for inventory obsolescence	40,539	54,033
Non-cash interest expense (income) on swap agreement with senior lender	(7,921)	40,985
Accretion of discount on notes payable	50,066	165,988
(Gain) loss on sale or disposal of assets	-	(23,872)
Changes in operating assets and liabilities:
Change in automated teller machine vault cash	(250,000)	-
Change in accounts receivable	490	90,457
Change in inventory	(112,270)	116
Change in prepaid expenses and other current assets	26,468	(23,620)
Change in other assets	(21,075)	5,907
Change in intangible assets, net	(80,734)	634
Change in deferred taxes	(1,342,666)	-
Change in accounts payable and accrued liabilities	464,108	(875,224)
Change in automated teller machine vault cash payable	250,000	-
Net cash provided by continuing operating activities	4,444,097	2,979,341

Cash flows from investing activities:
Insurance proceeds on disposal of fixed assets	-	72,681
Costs of acquiring merchant contracts	(120,660)	(43,758)
Purchase of property and equipment	(1,051,494)	(290,304)
Net cash used in investing activities	(1,172,154)	(261,381)

Cash flows from financing activities:
Proceeds from issuance of common stock	9,100	-
Proceeds from senior lenders' notes payable	6,200,000	39,028
Proceeds from notes payable	69,905	-
Change in restricted cash	(800,000)	-
Principal payments on senior lenders' notes payable	(6,171,429)	(704,177)
Principal payments on notes payable	(11,833)	(25,000)
Principal payments on notes payable - related parties	(1,248,186)	(20,695)
Principal payments on capital lease obligations	(872,550)	(986,367)
Net cash used in financing activities	(2,824,993)	(1,697,211)
Increase in cash	446,950	1,020,749
Cash, beginning of period	1,560,910	540,161
Cash, end of the period	$2,007,860	$1,560,910

Cash paid for interest	$555,969	$786,697

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations for the fourth quarter ended December 31, 2009 and 2008:

	For the Three Months Ended
	December 31, 2009	December 31, 2008

Net income from continuing operations	$1,683,369	$330,967
Income tax benefit	(1,278,888)	-
Interest expense, net	135,969	264,006
Depreciation expense	315,721	303,042
Amortization of intangible merchant contracts	195,699	192,768
EBITDA from continuing operations	$1,051,870	$1,090,783

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations for the fiscal year ended December 31, 2009 and 2008:

	For the Twelve Months Ended
	December 31, 2009	December 31, 2008

Net income from continuing operations	$2,813,206	$1,170,237
Income tax benefit	(1,278,888)	-
Interest expense, net	645,758	1,046,287
Depreciation expense	1,178,927	1,411,360
Amortization of intangible merchant contracts	786,173	770,270
EBITDA from continuing operations	$4,145,176	$4,398,154

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations before stock compensation expense and loss on early extinguishment of debt (“Adjusted EBITDA”) for the fourth quarter ended December 31, 2009 and 2008:

	For the Three Months Ended
	December 31, 2009	December 31, 2008

Net income from continuing operations	$1,683,369	$330,967
Income tax benefit	(1,278,888)	-
Interest expense, net	135,969	264,006
Depreciation expense	315,721	303,042
Amortization of intangible merchant contracts	195,699	192,768
Stock compensation expense	34,124	7,276
Loss on early extinguishment of debt	7,569	-
Adjusted EBITDA	$1,093,563	$1,098,059

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations before stock compensation expense and loss on early extinguishment of debt (“Adjusted EBITDA”) for the fiscal year ended December 31, 2009 and 2008:

	For the Twelve Months Ended
	December 31, 2009	December 31, 2008

Net income from continuing operations	$2,813,206	$1,170,237
Income tax benefit	(1,278,888)	-
Interest expense, net	645,758	1,046,287
Depreciation expense	1,178,927	1,411,360
Amortization of intangible merchant contracts	786,173	770,270
Stock compensation expense	120,188	159,840
Loss on early extinguishment of debt	474,960	-
Adjusted EBITDA	$4,740,324	$4,557,994